Exhibit 99.1
  P.O. Box 4324
 Houston, TX 77210
 (713) 381-6500

Duncan Energy Partners Reports Increased Net Income
For Fourth Quarter 2009

Houston, Texas (February 1, 2010) – Duncan Energy Partners L.P. (NYSE: DEP) today announced its financial and operating results for the three months and year ended December 31, 2009.  Net income attributable to Duncan Energy Partners for the fourth quarter of 2009 was $23.2 million, or $0.40 per common unit on a fully diluted basis, compared to $10.7 million, or $0.39 per common unit on a fully diluted basis, for the fourth quarter of 2008.   Approximately $9.2 million of the increase was attributable to the DEP II Midstream Businesses, which were acquired on December 8, 2008.   Net income attributable to Duncan Energy Partners for the year 2009 was $91.1 million, or $1.57 per common unit on a fully diluted basis, compared to $47.9 million, or $1.22 per common unit on a fully diluted basis, for the year 2008.

The partnership’s share of distributable cash flow from its operating subsidiaries increased to $34.5 million for the fourth quarter of 2009 from $15.6 million for the fourth quarter of 2008.  The DEP II Midstream Businesses contributed $21.6 million of distributable cash flow for the fourth quarter of 2009, and accounted for $16 million of the increase in distributable cash flow compared to the fourth quarter of 2008.   Based on Duncan Energy’s preferred return for 2010, the partnership expects to receive at least $22 million from the DEP II Midstream Businesses for each calendar quarter in 2010.

On January 12, 2010, the Board of Directors of Duncan Energy’s general partner declared an increase in the partnership’s quarterly cash distribution rate with respect to the fourth quarter of 2009 to $0.445 per common unit, or $1.78 per unit on an annualized basis.  This represents the partnership’s fifth consecutive quarterly distribution increase and a 4.1 percent increase over the $0.4275 per unit that was paid with respect to the fourth quarter of 2008.  The partnership’s share of distributable cash flow for the fourth quarter of 2009 provides 1.3 times coverage of the cash distribution to be paid on February 5, 2010 to its partners of record on January 29, 2010.  Distributable cash flow for 2009 was a record $130.9 million and provided 1.3 times coverage of the distributions declared with respect to 2009. This compares to distributable cash flow of $42.9 million reported for 2008.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial liquidity measure that is defined and reconciled later in this press release to its most directly comparable U.S. GAAP financial measure, which is net cash flows provided by operating activities.

“Our partnership posted solid results this quarter supported by a strong performance from all of our businesses,” said Richard H. Bachmann, president and chief executive officer of the general partner of Duncan Energy Partners L.P.  “Higher transportation and storage fees contributed to the 17 percent increase in our gross operating margin for the fourth quarter of 2009 compared to the fourth quarter of 2008.  Furthermore, the cash flow generated from the DEP II Midstream Businesses led to record distributable cash flow for the partnership in 2009.  Both of these events enabled us to increase the cash distributions declared with respect to 2009 by 4.3 percent over those declared for 2008, exceeding our stated goal at the beginning of 2009 of 3 percent year-over-year distribution growth,” Bachmann continued.  “Anticipated continued strong performance from our existing businesses, coupled with the new Haynesville pipeline extension of our Acadian intrastate pipeline system, which is expected to be in service in third quarter of 2011, should support future increases in cash distributions to our partners for the foreseeable future, while providing solid coverage from distributable cash flow.”

Review of Segment Quarterly Performance

Since Duncan Energy Partners consolidates the financial results of its controlled operating subsidiaries, the following discussion of segment results reports gross operating margin and volumes on a 100 percent basis, even though the partnership owns less than 100 percent of these businesses. Gross operating margin is a non-GAAP financial performance measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, which is operating income.

Natural Gas Pipelines & Services – Gross operating margin for the fourth quarter of 2009 increased 16 percent to $38.7 million compared to $33.3 million for the fourth quarter of 2008.  Gross operating margin for the Texas Intrastate System for the fourth quarter of 2009 was $3.4 million higher than that recorded for the fourth quarter of 2008. This quarter-to-quarter increase is primarily due to higher firm capacity reservation fees attributable to the Sherman Extension pipeline of $15.3 million, partially offset by a $12.7 million decrease in revenues from lower firm and interruptible transportation volumes on other parts of the Texas Intrastate System.  Increased natural gas sales margins on the Acadian Pipeline System and higher firm storage reservation fees from the partnership’s Wilson natural gas storage facility combined for a $2.6 million increase in gross operating margin for the fourth quarter of 2009 versus the fourth quarter of 2008.

Total natural gas throughput volumes averaged 4.4 trillion British thermal units per day (“TBtus/d”) in the fourth quarter of 2009 compared to 4.9 TBtus/d in the fourth quarter of 2008.

NGL Pipelines & Services – Gross operating margin for the fourth quarter of 2009 increased to $30.1 million from $25.2 million for the fourth quarter of 2008.  Net of operational measurement gains and losses associated with the partnership’s Mont Belvieu NGL and petrochemical storage facility that are allocated to Enterprise through noncontrolling interest, gross operating margin increased to $30.0 million for the fourth quarter of 2009 from $28.2 million for the fourth quarter of 2008.  The quarter-to-quarter increase in gross operating margin was primarily due to higher storage revenues attributable to increased storage fees and volumes.

NGL transportation volumes decreased to 110 thousand barrels per day (“MBPD”) in the fourth quarter of 2009 from 124 MBPD in the fourth quarter of 2008.  NGL fractionation volumes also decreased this quarter to 77 MBPD from 81 MBPD in the fourth quarter of 2008.

Petrochemical Services – Gross operating margin for the fourth quarter of 2009 increased to $2.6 million from $2.3 million reported in the fourth quarter of 2008, primarily due to increased transportation volumes on the Lou-Tex propylene pipeline.  Total petrochemical transportation volumes averaged 34 MBPD for the fourth quarter of 2009 versus 25 MBPD for the fourth quarter of 2008.

Capitalization

Total debt principal outstanding at December 31, 2009 was approximately $457 million.  At December 31, 2009, Duncan Energy Partners had total liquidity of approximately $120 million, including cash and availability under the partnership’s $300 million revolving credit facility.

Basis of Presentation of Financial Information

In February 2007, Duncan Energy Partners acquired controlling ownership interests in five midstream energy companies (the “DEP I Midstream Businesses”) from Enterprise in a drop down transaction.  In December 2008, Duncan Energy Partners acquired controlling ownership interests in three additional midstream energy companies (the “DEP II Midstream Businesses”) from Enterprise in a second drop down transaction.  Duncan Energy Partners and Enterprise are affiliates under common control of Mr. Dan L. Duncan, the Co-Chairman and controlling shareholder of Enterprise Products Company (formerly EPCO, Inc.).

Prior to the drop down of controlling ownership interests in the DEP I and DEP II Midstream Businesses to Duncan Energy Partners, Enterprise owned these businesses and directed their respective activities.  Each of the drop down transactions was accounted for at Enterprise’s historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests.

References to the “former owners” of the DEP I and DEP II Midstream Businesses in the accompanying financial statements represent the ownership interests of Enterprise in these businesses prior to the related drop down transactions.  References to “Duncan Energy Partners” mean the partnership and its consolidated subsidiaries since February 2007.

To assist investors and other users of our financial statements, Exhibit A to this press release includes selected financial information of Duncan Energy Partners L.P. on a standalone basis apart from that of our consolidated partnership financial information.  A key difference between the supplemental selected standalone financial information and our general purpose consolidated financial statements is that the DEP I and DEP II Midstream Businesses are viewed as investments and presented as unconsolidated affiliates by Duncan Energy Partners L.P. on a standalone basis.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of gross operating margin and distributable cash flow.  The exhibits accompanying this press release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of financial performance or liquidity.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (i) depreciation, amortization and accretion expense; (ii) non-cash consolidated asset impairment charges; (iii) gains and losses from asset sales and related transactions; and (iv) general and administrative costs.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of any intersegment and intrasegment transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, extraordinary charges and the cumulative effect of changes in accounting principles.  Gross operating margin is presented on a 100 percent basis before the allocation of earnings to noncontrolling interests.

Distributable cash flow.  The partnership’s distributable cash flow is a useful non-GAAP measure of liquidity that approximates the amount of cash that Duncan Energy Partners could pay its partners each period.  We define the partnership’s distributable cash flow as the sum of its share of the distributable cash flow of each of the DEP I and DEP II Midstream Businesses, less any standalone expenses of the partnership such as interest expense and general and administrative costs (net of non-cash items).

In general, we define the distributable cash flow of our operating subsidiaries as their net income or loss adjusted for:

▪	the addition of depreciation, amortization and accretion expense;
▪	the addition of cash distributions received from Evangeline, if any, less equity earnings;
▪	the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations;

▪	the addition of losses or subtraction of gains relating to asset sales and related transactions;
▪	the addition of cash proceeds from asset sales and related transactions;
▪
the addition of losses or subtraction of gains from the monetization of financial instruments recorded in accumulated other comprehensive income (loss), if any, less related amortization of such amounts to earnings; and

▪	the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures do not generate additional revenues.

Management compares our distributable cash flow to the cash distributions we expect to pay our partners.  Using this data, management computes our distribution coverage ratio.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield, which is based on the amount of cash distributions a partnership pays to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Fourth Quarter 2009 Earnings Conference Call

Management for Duncan Energy Partners will discuss fourth quarter 2009 results with analysts and investors during a joint Duncan Energy Partners and Enterprise earnings conference call scheduled for 8 a.m. CT today.  The call will be broadcast live over the Internet and may be accessed by visiting the partnership’s website at www.deplp.com.

Company Information and Use of Forward Looking Statements

Duncan Energy Partners is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to NGL fractionation (or separation), transportation and storage and petrochemical transportation and storage.  Duncan Energy Partners owns interests in assets located primarily in Texas and Louisiana, including interests in approximately 9,200 miles of natural gas pipelines with a transportation capacity aggregating approximately 7.8 billion cubic feet (“Bcf”) per day; more than 1,600 miles of NGL and petrochemical pipelines featuring access to the world’s largest fractionation complex at Mont Belvieu, Texas; two NGL fractionation facilities located in south Texas; approximately 18 million barrels (“MMBbls”) of leased NGL storage capacity; 8.1 Bcf of leased natural gas storage capacity; and 34 underground salt dome caverns with more than 100 MMBbls of NGL storage capacity at Mont Belvieu.  Duncan Energy Partners is managed by its general partner, DEP Holdings, LLC, which is a wholly-owned subsidiary of Enterprise.  Additional information about Duncan Energy Partners is available online at www.deplp.com.

This news release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, market conditions, governmental regulations and factors discussed in the partnership’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812
Rick Rainey, Media Relations, (713) 381-3635

###

Exhibit A
Duncan Energy Partners L.P.
Supplemental Standalone Financial Information - UNAUDITED
For the Three and Twelve Months Ended December 31, 2009 and 2008
(Amounts in millions, except per unit amounts)

The following table summarizes the distributable cash flow (“DCF”) and related coverage ratio calculations for Duncan Energy Partners on a standalone (i.e., non-consolidated) basis.  The line item captioned “Duncan Energy Partners L.P. standalone expenses, net of non-cash items” primarily represents accrued interest expense and general and administrative costs of the partnership itself, exclusive of any such amounts attributed to its operating subsidiaries (i.e., the DEP I and DEP II Midstream Businesses).  We calculate the distribution coverage ratio by dividing “Distributable cash flow, net to limited partners” by the average number of distribution-bearing units outstanding, and further by the declared distribution rate per unit for the period indicated.

In addition, the following table presents selected income statement and balance sheet data of Duncan Energy Partners L.P. on a standalone basis.  Duncan Energy Partners L.P. currently has no operations apart from its investments in the DEP I and DEP II Midstream Businesses.  For purposes of this presentation, we have listed amounts pertaining to the DEP I Midstream Businesses apart from those relating to the DEP II Midstream Businesses.

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2009	2008		2009	2008
Distributable Cash Flow Summary:
DEP share of the DCF attributable to the:
DEP I Midstream Businesses	$15.6	$14.5		$56.4	$50.6
DEP II Midstream Businesses	21.6	5.6	(a)	86.5	5.6
Duncan Energy Partners L.P. standalone expenses, net of non-cash items	(2.7)	(4.5)		(12.0)	(13.3)
Total Duncan Energy Partners L.P. distributable cash flow	34.5	15.6		130.9	42.9
Less: Distributions to our general partner	(0.2)	(0.2)		(0.7)	(0.7)
Distributable cash flow, net to limited partners	$34.3	$15.4		$130.2	$42.2

Average distribution-bearing units outstanding	57.7	30.0		57.7	22.8

Distributable cash flow coverage:
Declared distribution rate per unit	$0.4450	$0.4275		$1.7500	$1.6775
Distribution coverage ratio	1.34x	1.20x		1.29x	1.10x

Selected income statement information:
Equity earnings - DEP I Midstream Businesses	$12.7	$11.7		$44.9	$37.2
Equity earnings - DEP II Midstream Businesses	$13.7	$4.5	(a)	$60.1	$4.5
General and administrative costs	$0.1	$0.6		$0.4	$1.4
Interest expense	$3.1	$3.7		$13.5	$12.0
Net income attributable to Duncan Energy Partners L.P. (b)	$23.2	$11.9		$91.1	$28.3
Selected balance sheet information at each period end:
Investment in DEP I Midstream Businesses	$510.2	$512.7		$510.2	$512.7
Investment in DEP II Midstream Businesses	$709.7	$730.5		$709.7	$730.5
Long-term debt	$457.3	$484.3		$457.3	$484.3
Partners’ equity	$761.4	$752.8		$761.4	$752.8

(a) Amounts represent the 24-day period from December 8, 2008 to December 31, 2008. The DEP II drop down transaction occurred on December 8, 2008.
(b) Amounts presented for the 2008 periods exclude net income attributable to the related party former owner of the DEP II Midstream Businesses.

Exhibit B
Duncan Energy Partners L.P.
Statements of Consolidated Operations – UNAUDITED
For the Three and Twelve Months Ended December 31, 2009 and 2008
(Dollars in millions, except per unit amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Revenue	$251.2	$323.5	$979.3	$1,598.1
Costs and expenses:
Operating costs and expenses	232.6	307.2	908.3	1,512.8
General and administrative costs	2.4	4.2	11.2	18.3
Total costs and expenses	235.0	311.4	919.5	1,531.1
Equity in income of Evangeline	0.1	0.2	1.1	0.9
Operating income	16.3	12.3	60.9	67.9
Other income (expense):
Interest expense	(3.4)	(3.7)	(14.0)	(12.0)
Interest income	0.1	0.1	0.2	0.5
Total other expense	(3.3)	(3.6)	(13.8)	(11.5)
Income before provision for income taxes	13.0	8.7	47.1	56.4
Provision for income taxes	(0.5)	--	(1.3)	(1.1)
Net income	12.5	8.7	45.8	55.3
Net loss (income) attributable to noncontrolling interest:
DEP I Midstream Businesses - Parent	(5.0)	(2.0)	(15.3)	(11.4)
DEP II Midstream Businesses - Parent	15.7	4.0	60.6	4.0
Total net loss (income) attributable to noncontrolling interest	10.7	2.0	45.3	(7.4)
Net income attributable to Duncan Energy Partners	$23.2	$10.7	$91.1	$47.9
Allocation of net income to Duncan Energy Partners:
Duncan Energy Partners L.P.:
Limited partners	$23.1	$11.7	$90.5	$27.8
General partner	$0.1	$0.2	$0.6	$0.5
Former owner of DEP II Midstream Businesses		$(1.2)		$19.6
Per unit data (fully diluted):
Earnings per unit	$0.40	$0.39	$1.57	$1.22
Average LP units outstanding (in millions)	57.7	30.0	57.7	22.8

Other financial data:
Net cash flows provided by operating activities	$18.7	$106.0	$156.0	$220.1
Net cash used in investing activities	$81.0	$201.3	$383.2	$748.8
Net cash provided by financing activities	$34.3	$95.4	$218.1	$539.5
Distributable cash flow (see Exhibit A)	$34.5	$15.6	$130.9	$42.9
Depreciation, amortization and accretion (100% basis)	$49.2	$43.4	$188.3	$167.8
Total debt principal outstanding at end of period	$457.3	$484.3	$457.3	$484.3

Exhibit C
Duncan Energy Partners L.P.
Selected Financial & Operating Data – UNAUDITED
For the Three and Twelve Months Ended December 31, 2009 and 2008
 (Dollars in millions, operating data as noted)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Gross operating margin by segment:
Natural Gas Pipelines & Services	$38.7	$33.3	$148.2	$159.0
NGL Pipelines & Services	30.1	25.2	103.4	82.9
Petrochemical Services	2.6	2.3	10.5	11.1
Total gross operating margin	$71.4	$60.8	$262.1	$253.0
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Amounts in operating costs and expenses:
Depreciation, amortization and accretion	(48.6)	(43.7)	(186.3)	(167.3)
Gain (loss) from asset sales and related transactions	0.1	(0.6)	0.5	0.5
Non-cash asset impairment charges	(4.2)	--	(4.2)	--
General and administrative costs	(2.4)	(4.2)	(11.2)	(18.3)
Operating income	$16.3	$12.3	$60.9	$67.9

Selected operating data:
Natural Gas Pipelines & Services, net:
Natural gas throughput volumes (BBtus/d)	4,398	4,932	4,658	4,730
NGL Pipelines & Services:
Pipeline throughput volumes (MBPD)	110	124	109	126
Fractionation volumes (MBPD)	77	81	77	80
Petrochemical Services:
Petrochemical transportation volumes (MBPD)	34	25	30	35

Components of net loss (income) attributable to noncontrolling interest:
DEP I Midstream Businesses - Parent:
Mont Belvieu Caverns	$(3.3)	$0.1	$(6.5)	$(0.1)
Acadian Gas	(0.4)	--	(2.7)	(3.6)
Lou-Tex Propylene	(0.5)	(0.4)	(1.8)	(2.2)
Sabine Propylene	--	(0.1)	(0.5)	(0.4)
South Texas NGL	(0.8)	(1.6)	(3.8)	(5.1)
Total DEP I Midstream Businesses - Parent	(5.0)	(2.0)	(15.3)	(11.4)
DEP II Midstream Businesses - Parent:
Enterprise Texas	9.3	3.4	42.4	3.4
Enterprise Intrastate	2.3	0.9	7.5	0.9
Enterprise GC	4.1	(0.3)	10.7	(0.3)
Total DEP II Midstream Businesses - Parent	15.7	4.0	60.6	4.0
Total net loss (income) attributable to noncontrolling interest	$10.7	$2.0	$45.3	$(7.4)

Exhibit D
Duncan Energy Partners L.P.
Reconciliation of DCF to Net Cash Flows Provided by Operating Activities - UNAUDITED
For the Three and Twelve Months Ended December 31, 2009 and 2008
(Dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Total Duncan Energy Partners L.P. distributable cash flow	$34.5	$15.6	$130.9	$42.9
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Proceeds from asset sales and related transactions	--	(0.3)	(0.9)	(0.9)
Sustaining capital expenditures:
DEP I Midstream Businesses	3.4	3.5	13.5	12.6
DEP II Midstream Businesses	7.9	12.0	34.7	41.4
Other sustaining capital expenditures	0.1	0.2	0.2	0.2
Noncontrolling interest share of distributable cash flow:
DEP I Midstream Businesses - Parent	8.2	4.3	27.4	19.2
DEP II Midstream Businesses - Parent	11.1	(0.2)	29.8	(0.2)
Distributable cash flow of DEP II Midstream Businesses allocated to EPO
(as former owner) for periods prior to December 8, 2008	--	16.5	--	101.7
Cash payments to settle asset retirement obligations	0.6	--	0.6	5.3
Hurricane Ike and Gustav property damage repair accruals and cash paid, net	--	0.6	0.3	(0.3)
Net effect of changes in operating accounts	(47.1)	53.8	(80.5)	(1.8)
Net cash flows provided by operating activities	$18.7	$106.0	$156.0	$220.1